UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2018

Forest City Realty Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-37671	47-4113168
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Key Tower, 127 Public Square

Suite 3100, Cleveland, Ohio 44114

(Address of principal executive offices, including zip code)

(216) 621-6060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 30, 2018, Forest City Realty Trust, Inc., a Maryland corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Antlia Holdings LLC, a Delaware limited liability company (“Parent”), and Antlia Merger Sub Inc., a Maryland corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub were formed by a Brookfield Asset Management Inc. (“Brookfield”) real estate investment fund (“Sponsor”).

The Merger

Pursuant to the Merger Agreement, at the effective time of the Merger, each share of Class A Common Stock, par value $0.01 per share, of the Company (each, a “Share” and, collectively, the “Shares”) issued and outstanding immediately prior to the effective time of the Merger (other than Shares owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent, in each case not held on behalf of third parties), will be converted into the right to receive an amount in cash equal to $25.35 per Share (as reduced by the per share amount of any dividends declared after May 15, 2018 and the REIT Taxable Income Distribution (defined below), the “Merger Consideration”). Pursuant to the Merger Agreement, the Company has agreed to distribute one hundred percent (100%) of its REIT taxable income as reasonably estimated by the Company in cash prior to the closing of the Merger, in accordance with the distribution requirements set forth in Section 857(a) of the Code (the “REIT Taxable Income Distribution”). The Per Share amount of the REIT Taxable Income Distribution, if any, will reduce the Per Share Merger Consideration.

Consummation of the Merger is subject to the satisfaction or waiver of specified closing conditions, including (i) the approval of the Merger by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on such matter at a meeting of the Company’s stockholders, (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and (iii) other customary closing conditions for a transaction of this type, including (a) the absence of any law or order prohibiting consummation of the Merger, (b) the accuracy of each party’s representations and warranties (subject to customary materiality qualifiers), (c) each party’s performance in all material respects of its obligations and covenants contained in the Merger Agreement, (d) the absence of any material adverse effect occurring with respect to the Company since the date of the Merger Agreement, and (e) the Company’s receipt of an opinion of nationally recognized tax counsel to the effect that, commencing with the Company’s taxable year ended December 31, 2016, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986 (the “Code”) and its actual method of operation through the date of the opinion has enabled it, and its proposed method of operation will continue to enable it, to meet the requirements for qualification and taxation as a REIT. The transaction is not conditioned on Parent’s receipt of financing.

Pursuant to the Merger Agreement, in no event will the consummation of the Merger be required to occur prior to the earliest to occur of (i) a date specified by Parent on no less than three business days’ notice to the Company, (ii) the third business day after receipt of an enumerated list of third party consents set forth in the confidential disclosure schedule to the Merger Agreement and (iii) December 10, 2018.

Pursuant to the Merger Agreement, the Company has agreed to customary covenants not to solicit proposals providing for alternative transactions or, subject to certain exceptions, participate in discussions regarding or provide non-public information in connection with alternative transactions and customary covenants requiring the Board, subject to certain exceptions, to recommend that the Company’s stockholders approve the Merger. Prior to the approval of the Merger by the Company’s stockholders, the Board may withhold, withdraw, qualify, or modify its recommendation that the Company’s stockholders approve the Merger or may adopt, approve or recommend any Superior Proposal (as defined in the Merger Agreement) subject to complying with notice and other specified conditions.

The Merger Agreement contains certain termination rights for both the Company and Parent, including, among others, if the closing of the Merger has not occurred on or before January 30, 2019, if the Company terminates the Merger Agreement in compliance with its terms in order to accept a Superior Proposal, or if the Board changes its recommendation to the Company’s stockholders to approve the Merger. Upon a termination of the Merger Agreement under specified circumstances, the Company has agreed to pay a termination fee to Parent of $261 million and/or reimburse Parent’s expenses up to $70 million (which reimbursement will reduce, on a dollar for dollar basis, any termination fee subsequently payable by the Company). Upon a termination of the Merger Agreement under certain other specified circumstances, Parent will be required to pay the Company a termination fee of $488 million. Certain affiliates of Sponsor have provided the Company with a limited guaranty in favor of the Company guaranteeing the payment of Parent’s termination fee if such amount becomes payable under the Merger Agreement.

The representations, warranties and covenants of each of the Company, Parent and Merger Sub contained in the Merger Agreement have been made solely for the benefit of the parties to the Merger Agreement. In addition, such representations, warranties and covenants (i) have been made only for purposes of the Merger Agreement, (ii) have been qualified by confidential disclosures made by the Company in connection with the Merger Agreement, (iii) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (iv) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement, and (v) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the parties or their respective businesses. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the public disclosures by the parties or their subsidiaries. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q and other documents that the Company files with the SEC.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached hereto as Exhibit 2.1 and incorporated by reference herein.

Debt and Equity Commitments

Parent has obtained common equity and debt financing commitments for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which will be sufficient for Parent to pay the aggregate merger consideration and all related fees and expenses. Financing will consist of common equity committed by entities affiliated with Sponsor and debt committed by third party financing sources. Parent can substitute committed debt financing with additional equity financing or committed commercial mortgage backed security, agency or other mezzanine or property level financing, subject to certain conditions.

Certain entities affiliated with Sponsor have committed to capitalize Parent, at or immediately prior to the effective time of the Merger, with an aggregate common equity contribution in an amount of up to $3,400 million, subject to the terms and conditions set forth in an equity funding commitment letter, dated as of July 30, 2018.

Bank of America N.A., Barclays Bank PLC, Bank of Montreal, BMO Harris Bank N.A., Citibank N.A., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Royal Bank of Canada, and The Toronto-Dominion Bank, New York Branch (collectively, the “Lenders”) have committed to provide debt financing for the transaction, consisting of (a) a revolving credit facility in an aggregate principal amount equal to $350 million (as of the date hereof), (b) a term loan facility in an aggregate principal amount equal to $1,250 million and (c) a bridge facility in an aggregate principal amount equal to $2,600 million, each on the terms and subject to the conditions set forth in a commitment letter dated as of July 30, 2018 (the “Debt Commitment Letter”). The obligations of the Lenders to provide debt financing under the Debt Commitment Letter are subject to customary conditions, including, without limitation, execution and delivery of definitive documentation consistent with the Debt Commitment Letter. The Debt Commitment Letter will terminate on the earlier of February 6, 2019 (if the debt commitment has not been disbursed by that date), the date that the Merger Agreement is terminated and the date of the closing of the Merger without the use of the debt financing. The Company has agreed to cooperate with and provide customary assistance to Parent in connection with the debt financing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 30, 2018, the Board approved an amendment to the form of Change of Control Agreement by and between Forest City Employer, LLC and certain Company executive officers (the “Change of Control Agreement”), including Duane F. Bishop, Executive Vice President and Chief Operating Officer and Brian J. Ratner, Executive Vice President and Forest City Dallas President. The amendment revises the definition of “Good Reason” to include a reduction of the employee’s target annual bonus opportunity and to remove the exception relating to across-the-board reductions in annual base salary. Also on July 30, 2018 the Board approved amendments to the Employment Agreement by and between David J. LaRue, the Company’s President, Chief Executive Officer and director, and Forest City Employer, LLC, effective as of January 1, 2016 (the “CEO Employment Agreement”) and the Employment Agreement by and between Robert G. O’Brien, the Company’s Executive Vice President and Chief Financial Officer, and Forest City Employer, LLC, effective as of January 1, 2016 (the “CFO Employment Agreement”) to similarly remove an exception relating to across-the-board reductions in annual base salary from the definition of Good Reason; these amendments also update the annual base salary amounts under the agreements to reflect Mr. LaRue’s and Mr. O’Brien’s current base salaries of $775,000 and $600,490, respectively.

The foregoing summary is qualified in its entirety by the full text of the form of Change of Control Agreement, CEO Employment Agreement and CFO Employment Agreement, each as amended and restated, which are included with this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated into this Item 5.02 by reference.

On July 30, 2018, the Board approved an amendment to the Forest City Employer, LLC Severance Plan, as amended and restated, (the “Severance Plan”). The Severance Plan provides protections for eligible employees of the Company, including Messrs. Bishop, Brian Ratner, and Ronald Ratner, upon a termination under certain circumstances. The amendment to the Severance Plan revises the definition of “Comparable Position” to include an employee’s target annual bonus opportunity and clarifies that a participating employee is entitled to severance upon a qualifying resignation following an offer of continued employment in a position that is not a “Comparable Position,” as further set forth in the Severance Plan. The foregoing summary is qualified in its entirety by the full text of the Severance Plan, as amended and restated, which is included with this Current Report on Form 8-K as Exhibit 10.4 and is incorporated into this Item 5.02 by reference.

Item 8.01 Other Events.

On July 31, 2018, Brookfield and the Company issued a press release announcing that the Company and Parent have entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication, including, without limitation, statements regarding the Merger, future financial results and performance, plans and objectives, potential legal liability, and management’s beliefs, expectations or opinions, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address expected future actions and expected future business and financial performance. Forward-looking statements may be identified by the use of words such as “potential,” “expect,” “intend,” “plan,” “may,” “subject to,” “continues,” “if” and similar words and phrases. These forward-looking statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict.

Actual results, developments and business decisions may differ materially from those expressed or implied in forward-looking statements as a result of factors, risks and uncertainties over many of which the Company has no control. These factors, risks and uncertainties include, but are not limited to, the following: (1) the conditions to the completion of the Merger may not be satisfied; (2) the parties’ ability to meet expectations regarding the timing of the Merger; (3) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement between the parties to the Merger Agreement; (4) the effect of the announcement or pendency of the Merger on business relationships, operating results, and business generally; (5) risks that the Merger disrupts current plans and operations and potential difficulties in employee retention as a result of the Merger; (6) risks related to diverting management’s attention from ongoing business operations; (7) the outcome of any legal proceedings that may be instituted related to the Merger or the Merger Agreement; (8) the amount of the costs, fees, expenses and other charges related to the Merger; (9) general economic conditions, particularly those in the real estate development and property sectors; (10) stock trading prices; and (11) other factors discussed from time to time in the reports of the Company filed with the SEC, including the factors discussed in Item 1A of the Company’s most recent Annual Report on Form 10-K as filed with the SEC on February 22, 2018, which is available free of charge at http://www.sec.gov.

Forward-looking statements reflect the views and assumptions of management as of the date of this communication with respect to future events. The Company does not undertake, and hereby disclaim, any obligation, unless required to do so by applicable laws, to update any forward-looking statements as a result of new information, future events or other factors. The inclusion of any statement in this communication does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Brookfield. In connection with the Merger, the Company intends to file a proxy statement on Schedule 14A. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov. In addition, investors will be able to obtain free copies of the documents filed with the SEC by the Company, when available, by contacting Forest City Investor Relations at (216)-416-3325 or at the Company’s website at http://ir.forestcity.net/.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of the Shares in respect of the Merger. Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2018 Annual Meeting of Stockholders, which was filed with the SEC on May 16, 2018, and investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the Merger when it becomes available.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of July 30, 2018, by and among Forest City Realty Trust, Inc., Antlia Holdings LLC and Antlia Merger Sub Inc.*

10.1	Form of Change of Control Agreement, as amended and restated.

10.2	Employment Agreement, by and between David J. LaRue and Forest City Employer, LLC, effective as of January 1, 2016, as amended and restated.

10.3	Employment Agreement, by and between Robert G. O’Brien, and Forest City Employer, LLC, effective as of January 1, 2016, as amended and restated.

10.4	Forest City Employer, LLC Severance Plan, as amended and restated.

99.1	Press release dated July 31, 2018.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Forest City Realty Trust, Inc. hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST CITY REALTY TRUST, INC.

By:	/s/ ROBERT G. O’BRIEN
Name:	Robert G. O’Brien
Title:	Executive Vice President and Chief Financial Officer

Date: July 31, 2018